July 25, 2008

Michael S. Klein
Citigroup Inc.
399 Park Avenue
New York, NY 10022

Dear Michael:

This Letter Agreement, together with the attachment hereto (collectively, the “Agreement”), reflects our mutual understanding with respect to your resignation from Citigroup Global Markets Inc. (the “Company”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement. For purposes of this Agreement, “Citigroup” shall mean Citigroup Inc., together with its subsidiaries and their affiliates, including, but not limited to, the Company.

1. Termination Date. You have advised us that you resigned from your position as Chairman of the Institutional Clients Group and Vice Chairman of Citigroup effective July 21, 2008 (the "Notice Date"), and you will separate from employment with the Company and Citigroup effective September 2, 2008 (the "Termination Date"). As of the Notice Date, you resigned from your status as an officer or director of any parent, subsidiary or affiliate of the Company or a member of any board or internal management committee of Citigroup.

2. Payments through the Termination Date. Until the close of business on the Termination Date, you will continue to receive (a) salary payments at your current annual base salary rate (less applicable withholdings and deductions), paid in accordance with the Company’s payroll practices in the ordinary course and (b) the broad-based employee benefits commensurate with the level and type of benefits you currently receive. Through the Termination Date, you will continue to work on client matters at Citigroup’s reasonable request. You are covered by the Stock Ownership Commitment and the Loan Policy through the Notice Date and by the Personal Trading Policy until the close of business on the Termination Date.

3. Post-Termination Health and Welfare Benefits. Following the Termination Date, you will be eligible for medical and other benefits pursuant to the terms of the broad-based plans and programs and any changes thereto, and additional information concerning such benefits has been or will be provided to you under separate cover.

4. Other Payments and Benefits. If you sign the General Release in the form attached hereto as Attachment A (“General Release”) and do not revoke it during the Revocation Period (as defined in paragraph 17(b) below), then after the expiration of the Revocation Period, you will receive the following payments and benefits, subject to the conditions set forth in paragraph 4 hereof. You acknowledge and agree that certain of the payments and benefits described herein differ from and are in excess of the total payments and benefits you would otherwise be eligible to receive, absent this Agreement, and shall be paid or provided to you in accordance with and subject to the terms hereof notwithstanding any provision in any applicable plan or agreement to the contrary.

(a) Your nonvested basic shares granted under the Capital Accumulation Program (“CAP”), your Supplemental CAP shares and the portion of your premium CAP shares pro-rated through the Termination Date granted on January 18, 2005, January 17, 2006, and January 16, 2007 will vest on the Termination Date, and be delivered on the first day following the expiration of six months after your separation from service, as defined in paragraph 15 hereof. On August 1, 2008, you will receive in cash (less applicable withholdings and deductions) an amount equal to the sum of (i) the balance of your Account under the Deferred Cash Retention Plan as of such payment date, and (ii) the amount, if any, by which such balance is less than the initial value of your Account. On March 31, 2009, subject to your compliance through such date with the restrictive covenants contained in paragraph 7, you will receive in cash (less applicable withholdings and deductions) an amount equal to the aggregate initial value on the award date of your special equity awards granted on January 22, 2008, which awards are cancelled.

(b) All your outstanding employee stock options vested by their terms prior to the Notice Date. These vested employee stock options will remain exercisable for the periods after your Termination Date in accordance with their existing terms and as specified in the applicable plans and prospectuses.

(c)You will be paid $7,500,000 (less applicable deductions and withholdings) on March 31, 2009, and you will be paid $7,500,000 (less applicable deductions and withholdings) on October 5, 2009, each payment being subject to your compliance, through the date on which such payment is to be made, with the restrictive covenants in paragraph 7.

(d)The Company will provide you with an office and your current secretarial support in midtown Manhattan through the earlier of (i) your commencement of employment elsewhere or (ii) July 31, 2009, subject to your compliance through such earlier date with the restrictive covenants contained in paragraph 7. The Company shall not seek reimbursement for any office and support provided pursuant to this paragraph 4(d). Please be advised that some portion of the benefits described in this subparagraph may be taxable income to you.

5. Pension, 401(k) and Other Plans and Programs.

(a) The Company acknowledges that your account balances under Citigroup’s qualified and nonqualified retirement plans in which you are a participant are already 100% vested, remain unaffected by the Agreement and shall be paid in accordance with the terms of the plans. Additional information concerning these plans has been or will be provided to you under separate cover.

(b) Your participation in the Citigroup co-investment programs or funds in which you have invested will not be affected by your separation and will be governed by the terms of the private placement memorandum and the partnership agreement for each fund; each such fund is fully invested, all leverage has fully vested, and as such you are and will be entitled to distributions as if you had remained employed by Citigroup.

(c) Except as otherwise provided by this Agreement, any amounts or benefits that are vested benefits or that you are otherwise entitled to receive under any other plan, policy, practice or program of the Company or Citigroup shall be payable in accordance with such plan, policy, practice or program; provided that in no event shall you be entitled to any severance pay under any such plan, program, practice or policy. Without limiting the generality of the foregoing, any amounts payable to you pursuant to the Management Committee Long-Term Incentive Program shall be paid to you in accordance with the terms and conditions of such plan.

(d) You will continue to participate in Citigroup's tax preparation program for current and former employees covered under Citigroup's formal expatriate program for tax years 2008 and 2009, unless otherwise required by your new employer or principal business. You agree that, in accordance with the terms of such program, any tax refunds or tax credits in respect of taxes paid by Citigroup on your behalf are or will be assigned to Citigroup.  The amount of expenses eligible for reimbursement, or in-kind benefits to be provided, under such program in any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, under the program in any other calendar year. Reimbursement of any such eligible expense shall be made by no later than the last day of the calendar year after the year in which such expense is incurred. Your right to reimbursement or in-kind benefits under such program shall not be subject to liquidation or exchange for another benefit.

6. Citigroup Credit Card. You agree to pay any unpaid, outstanding balance due on your Citigroup business credit card as soon as practicable following the Termination Date. Citigroup agrees to promptly reimburse you for all business expenses you incur prior to the Termination Date pursuant to its general expense reimbursement policies.

7. Certain Covenants.

(a) Given your senior position at Citigroup, your substantial knowledge of Citigroup’s clients and personnel and your substantial knowledge of Citigroup’s operations and strategy, you acknowledge and understand that you have the ability to effectively compete with Citigroup.

(b) Accordingly, you agree that, from the Notice Date through and including October 4, 2009 (the "Restricted Period"):

(i)  you will not, directly or indirectly, accept employment with; become a consultant or advisor to; accept membership onto any board of; join any venture with (except as a passive investor); accept any remuneration from; solicit clients or potential clients on behalf of; solicit, hire or recruit any employee on behalf of; or, otherwise become affiliated or associated with any of the following investment firms or banks: Barclays PLC; Credit Suisse Group; Deutsche Bank AG; Goldman Sachs Group, Inc.; HSBC Holdings PLC; JP Morgan Chase & Co.; Lazard Ltd.; Lehman Brothers Holdings Inc.; Merrill Lynch & Co.; Morgan Stanley; The Royal Bank of Scotland Group PLC; and UBS A.G. (each an “Entity”) or any entity or person in which an Entity has a direct or indirect interest of at least 33 1/3% (an “Affiliate”); provided, however, that if an Entity or an Affiliate is acquired by (in whole or part), itself acquires (in whole or part), merges with, or has any business combination transaction whatsoever with any organization with which you are employed or affiliated, you will not engage in otherwise restricted activities with the successor business that includes the business of the Entity or Affiliate unless they were permitted under paragraph 7 hereof immediately prior to the effective date of such transaction;

(ii) you will not, directly or indirectly, solicit, recruit, hire or otherwise induce any employee of Citigroup as of July 21, 2008 (with the exceptions of your current secretarial assistants and your current chief of staff) who had total annual compensation for 2008 of $100,000 or more (an “Employee”) to either leave Citigroup or join any other business;

(iii) for yourself or on behalf of any third party, you will not, directly or indirectly, solicit or otherwise induce any client of Citigroup with which you had substantive contact to reduce or terminate its relationship with Citigroup or otherwise solicit any existing business of Citigroup away from Citigroup.

Notwithstanding (i), (ii) or (iii) above, you are expressly permitted to:

(A)
become a special, general or limited partner or member or officer, director or employee or affiliate of a corporation, firm, partnership, LLC, joint venture or other business organization engaged principally in alternative asset management and specifically including without limitation an alternative asset manager principally engaged in a private equity or hedge fund business (as those terms are commonly understood) or similar business (together with affiliates, “AAM”); and

(B)
personally or on behalf of such AAM contacting or soliciting or otherwise inducing clients or customers of Citigroup with respect to investments or potential investments in, with or by the AAM or any fund sponsored by the AAM or any portfolio company of such fund or the entering into with such clients or customers of investment(s);

(C)
the relationships permitted under Section 7(b)(A) and (B) shall not include an AAM controlled by an Entity or Affiliate on the date the affiliation with such AAM commences as contemplated by (A) above; provided, however, if subsequent to the Effective Date an AAM with which you are engaged in any business is acquired by or acquires or merges with an Entity or an Affiliate (a “Qualifying Transaction”) (a) you may, as part of the activities permitted in Section 7(b)(B), participate in the Qualifying Transaction but following consummation of the Qualifying Transaction will continue to be subject to Section 7(b)(i) with respect to such Entity or Affiliate involved in the Qualifying Transaction other than the AAM with which you were affiliated prior to such Qualifying Transaction; and

(D)
you are permitted to engage in such activities as are customarily undertaken by or on behalf of an AAM other than an Entity or an Affiliate; provided that notwithstanding the foregoing, financial advisory, investment banking and other investment banking activities, other than in connection with the investment activities of the AAM, are expressly prohibited.

(c) The foregoing restrictions shall not prohibit any entity with whom you may have an employment relationship (an “Employing Entity”) from independently soliciting, recruiting, offering employment to or hiring an Employee; provided that you do not have a direct or indirect role whatsoever, including the providing of an opinion or recommendation with respect to any Employee, in connection with the recruitment, solicitation, offering of employment to, or hiring of such Employee.

(d) You recognize, acknowledge and agree that certain of the payments and benefits provided for in paragraph 4 are expressly contingent on your compliance with the conditions of this paragraph 7, and Citigroup recognizes, acknowledges and agrees that any payment or benefit not made expressly contingent on compliance with the conditions of paragraph 7 is not subject to such conditions. You shall be required to certify in writing to Citigroup that you have fully complied with the conditions of this paragraph 7 before any cash payment so subject to these conditions is made by Citigroup to you. Should you fail to perform your obligations under this paragraph 7, the Company shall have no obligation to make any subsequent payments described in paragraph 4 that are subject to the conditions of paragraph 7, or to continue to provide the benefits described in paragraph 4(d).

(e) You acknowledge and agree that given the role and opportunity you have had with Citigroup, the covenants contained in this paragraph 7 are reasonable, constitute an important part of the consideration provided to you under this agreement, and will not unnecessarily or unreasonably restrict your professional opportunities.

(f) Notwithstanding anything to the contrary contained herein or the terms of any other award or other agreement between you and Citigroup or of any severance, compensation, equity or benefit plan of Citigroup in which you may from time to time participate or which is binding on you, the restrictive covenants set forth in this paragraph 7 supersede and replace the restrictive covenants of the same type contained in any other award and other agreements between you and Citigroup and in any severance, compensation, equity and benefit plan of Citigroup in which you may from time to time participate or which is binding on you.

8. Claims. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as defined in the General Release) against the Company, Citigroup or the Releasees (as defined in the General Release) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or the Company’s dispute resolution procedure. You agree that should any administrative agency or third party pursue any claims on your behalf, you waive your right to any monetary or other recovery of any kind.

9. Non-Disparagement. You agree not to disparage or denigrate Citigroup or the Releasees orally or in writing. Citigroup agrees not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors and administrators orally or in writing, and agrees to direct its directors and executive officers not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors and administrators. Nothing in this paragraph 9 will prevent either party from making a truthful statement in response to a statement by the other party that violates this paragraph 9, or will prevent either party from providing truthful, non-confidential, non-privileged information concerning your employment or Citigroup’s business activities to any government, regulatory or self-regulatory agency, or court of law as necessary or appropriate in any litigation or other proceeding (including, but not limited to, arbitration). Nothing in this paragraph 9 shall be construed to limit or prohibit conduct permitted by paragraph 10.

10. Citigroup Property and Proprietary Information.

(a) You agree to return all Citigroup property in your possession, custody or control. You will be entitled to retain permanently (i) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to your personal affairs, provided that no Proprietary Information (as defined herein) is contained therein, (ii) information showing your compensation or relating to your reimbursement of business related expenses, (iii) information you reasonably believe may be needed for the planning and preparation of your personal tax returns and (iv) copies of Citigroup plans and agreements relating to your employment with or termination from Citigroup. You further agree that all proprietary or confidential information or trade secrets concerning Citigroup or its businesses, products, services, or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, trading, investment, fund management and sales activities and procedures, promotion and pricing techniques, cost, credit and financial data, and customer, client, vendor, and employee identities and information (“Proprietary Information”) is the exclusive property of Citigroup. You agree that you have an ongoing obligation not to disclose or use, either directly or indirectly, any such Proprietary Information for any reason unless (w) required by law or by a Relevant Authority with jurisdiction to order you to divulge, disclose or make accessible such information; (x) necessary in order to cooperate with Citigroup (or its designee) in accordance with paragraph 12 below; (y) with respect to any litigation, arbitration or mediation involving this Agreement; or (z) as to Proprietary Information that Citigroup has disclosed that becomes generally known to the public or within the relevant trade or industry. Prior to any disclosure, however, you shall, except as otherwise prohibited by law, give notice to Citigroup’s General Counsel in accordance with paragraph 20 below of any such requirement of law or request or demand by a Relevant Authority for Proprietary Information as promptly as reasonably possible upon your receipt of same and shall reasonably cooperate with Citigroup in any application Citigroup (or its designee) may make seeking a protective order barring disclosure of, or protecting the confidentiality of such Proprietary Information, the terms of such cooperation contemplated by this paragraph 10(a) being set forth in paragraph 12 hereof.

(b) For purposes of this Agreement, a “Relevant Authority” is any domestic or international court of law, governmental or regulatory agency or self-regulatory organization having supervisory authority over the business of the Company and Citigroup or any domestic or international arbitral, administrative, judicial or legislative body (including a committee thereof), including the U.S. Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), the National Association of Securities Dealers, Inc. (“NASD”), or the Financial Industry Regulatory Authority (“FINRA”).

11. Confidentiality.

(a) You represent that at all times prior to the execution of this Agreement you have kept, and on the date of and after the execution of this Agreement you agree that you will keep, the existence and terms of this Agreement that have not otherwise been publicly disclosed by Citigroup and any discussions with an authorized representative of the Company that directly relate to it strictly confidential. You also agree that neither you nor anyone acting on your behalf will disclose such information, directly or indirectly to any third party, unless such information has been publicly disclosed by Citigroup. Notwithstanding anything contained herein to the contrary, you may disclose the existence and terms of this Agreement and such discussions (i) as required by law or by a Relevant Authority with jurisdiction to order you to divulge, disclose or make accessible such information; (ii) as necessary in a litigation or other legal proceeding, including without limitation in connection with the enforcement of this Agreement; (iii) as necessary in order to cooperate with Citigroup (or its designee) in accordance with paragraph 12 below; (iv) as necessary, to your spouse, immediate family, attorney, personal tax and financial advisors, or other professional advisors and (v) only to the extent otherwise consistent with the restrictions contained in paragraphs 7, 9 and 11 of this Agreement, to executive search firms with whom you are discussing job opportunities, prospective employers or business associates or partners, provided that in each instance under clauses (iv) and (v) of this paragraph 11(a) you first secure the agreement of any person to whom you are disclosing such information to keep such terms of this Agreement strictly confidential. Prior to any disclosure in the case of clause (i) above, you shall give notice to Citigroup’s General Counsel in accordance with paragraph 20 below, of any attempts to compel disclosure as required by law or a Relevant Authority as promptly as reasonably possible upon your receipt of same and shall reasonably cooperate with Citigroup in any application Citigroup (or its designee) may make seeking a protective order barring disclosure of, or protecting the confidentiality of, the terms of this Agreement, the terms of such cooperation being set forth in paragraph 12 hereof.

(b) In connection with your tax preparation for periods after the Termination Date, Citigroup shall not have access to your personal financial information; provided, however, that if you use a tax preparer other than the outside tax preparer used in the Citigroup expatriate program, your tax preparer shall provide the outside Citigroup tax preparer all personal financial information necessary to ensure compliance with the terms of the expatriate program and paragraph 5(d) hereof.

12.  Cooperation.

(a) You agree to cooperate with Citigroup and its attorneys as may be reasonably required, in connection with any past, present or future legal matter involving the Company or Citigroup or in connection with any ongoing or future investigation or claim of any kind involving the Company or Citigroup, including any formal or informal proceeding before any Relevant Authority (including responding to any formal or informal requests for documents or testimony), with the understanding that any meetings you are requested to attend are scheduled on reasonable prior notice and during normal business hours. Citigroup agrees to reasonably cooperate with you and your attorneys as may reasonably be required in connection with any of the foregoing matters.

(b) You further agree, unless otherwise prohibited by law, to execute and deliver any documents that are reasonable and customarily associated with carrying out the provisions of this paragraph 12. You further agree that you will promptly advise Citigroup of any contact made by adverse counsel in any proceeding involving Citigroup and should you speak with such adverse counsel, you will allow legal counsel for Citigroup to attend such interview to prevent disclosure of privileged or confidential information.

(c) Citigroup will promptly reimburse you for the reasonable expenses incurred by you as a result of providing such cooperation, upon the submission of the appropriate documentation to Citigroup. Such expenses shall include, without limitation, any expenses incurred in cooperating with Citigroup pursuant to paragraph 10(a) hereof and travel costs and reasonable legal fees to the extent you reasonably believe that separate representation is warranted, subject to paragraph 18 hereof. All expenses eligible for reimbursement under this Agreement shall be paid to you promptly after receipt of your written request therefor (accompanied by appropriate documentation), but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder.

(d) You acknowledge that you have advised Citigroup’s General Counsel of all facts of which you are aware that you reasonably believe constitute or might constitute violations of Citigroup’s Code of Conduct, Principles of Employment, or Citigroup’s ethical standards or legal obligations.

13.  Remedies.

(a) Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to Citigroup, the Company or you as provided herein or otherwise, you and Citigroup and the Company each acknowledge and agree that a remedy at law for any breach or threatened breach of any covenant contained in paragraphs  7, 9, 10, 11, and 12 above would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, temporary restraining order, restraining order or other equitable relief, restraining the breaching party from committing or continuing to commit such breach. Citigroup agrees to file, prior to April 5, 2010, any claims it may have for monetary damages for breach of this Agreement.

(b) It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in paragraph 7 of this Agreement is an unenforceable restriction against you, then the provisions of paragraph 7 of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in paragraph 7 of this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

(c) Except as may be allowed under subparagraph (a), any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between you the Company or Citigroup, your employment with Citigroup, or termination thereof shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless FINRA is required to arbitrate the matter. Each party to such arbitration shall bear its own costs and expenses.

14. Partial Invalidity. Following the Effective Date (as defined in paragraph 17(b) hereof) of the General Release, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.

15. Compliance with the American Jobs Creation Act. The parties agree that this Agreement shall be administered, and all plans and programs referenced herein shall be administered and documented, in accordance with section 409A of the Internal Revenue Code of 1986, as amended. Your deferred stock awards that vested on January 16, 2007 and January 20, 2008 but were deferred pursuant to the deferred compensation agreement dated as of December 29, 2006 will be delivered to you on the first day after the expiration of six months after your “separation from service” within the meaning of the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended, or if earlier, on the date of your death. Prior to any distribution that is subject to such six-month delay, the Company will consult with counsel to you as to the proposed date of distribution. To the extent that this Agreement provides for any amount of deferred compensation payable to you under any other agreement or under any plan at a time or times or in a form different from the time or form of payment of such amount provided in such agreement or plan, the provisions in such agreement or plan so providing shall be deemed to be amended to conform to and reflect the provisions in this Agreement.

16. Knowing and Voluntary Agreement.

(a)  You acknowledge and agree that (i) you have read and understand each of the provisions of this Agreement; (ii) you are hereby advised to consult with an attorney prior to signing this Agreement; and (iii) you have 21 calendar days from the date of this Agreement to review and consider your decision to sign it.

(b) Once you sign this Agreement, you have 7 calendar days to revoke it. You may do so by delivering written notice of your revocation within the 7-day revocation period in accordance with paragraph 20 below.

17. Knowing and Voluntary General Release.

(a)  You acknowledge and agree that (i) you will not sign the General Release before the Notice Date; (ii) you are hereby advised to consult with an attorney prior to signing the General Release; and (iii) you have more than 21 calendar days from the date of this Agreement to review and consider your decision to sign the General Release.

(b) Once you sign the General Release, you will have 7 calendar days to revoke it. You may do so by delivering written notice of your revocation within the 7-day revocation period (the “Revocation Period”) in accordance with paragraph 20 below. The General Release will become effective on the 8th day after you sign it, provided that you have not revoked it during the 7-day revocation period (the “Effective Date”).

18. Indemnification.

(a) You shall be indemnified to the extent provided by the corporate documents of the Company and Citigroup in effect as of the Notice Date or, if greater, under applicable law, as well as to the extent provided pursuant to applicable director and officer insurance policies of Citigroup as in effect from time to time. You shall be so indemnified for claims, actions, suits or proceedings (whether civil, criminal, administrative or investigative) (i) made or instituted prior to, on or after the date hereof, and arising out of your service as a director, officer or employee of a Citigroup entity, and (ii) arising out of your service as a director, for periods prior to the Termination Date, of any entity at the request of Citigroup.

(b) If, based on governing documents and applicable law, you are entitled to legal representation under any provision of this Agreement, Citigroup will advance fees and expenses for outside counsel hired to represent you. You agree that you will repay all of these expenses to Citigroup if it ultimately turns out that you are not entitled to indemnification, as determined in the sole discretion of the Board of Directors of Citigroup Inc.

19. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance, and remedies, except to the extent that such laws are preempted by federal law.

20. Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this paragraph 20).

If to you:	At your most recent home address in the Company’s records

With a copy to:	Joseph E. Bachelder Law Offices of Joseph E. Bachelder 780 Third Avenue New York, NY 10017

If to the Company or Citigroup:	John L. Donnelly Head, Human Resources Citigroup Inc. 399 Park Avenue New York, NY 10022

With a copy to:	Michael S. Helfer General Counsel Citigroup Inc. 399 Park Avenue New York, NY 10022

Each such notice, request or other communication will be effective only when received by the receiving party.

21. No Mitigation; No Offset. You shall be under no obligation to seek other employment, and there shall be no offset against amounts due to you under this Agreement on account of any remuneration or benefits provided by any subsequent employment you may obtain.

22. Transferability. This Agreement shall be binding upon any successor to Citigroup and/or the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

23. Counterparts. This Agreement may be executed in counterparts.

24. Entire Agreement. This Agreement, including the General Release, sets forth the entire agreement and understanding relating to the subject matter hereof, and supersedes all prior discussions, negotiations and agreements concerning such subject matter.

CITIGROUP INC.

By: /s/ John L. Donnelly John L. Donnelly Head, Human Resources Citigroup Inc.	July 25, 2008 Date

Attachment

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ Michael S. Klein	July 25, 2008
Michael S. Klein	Date

ATTACHMENT A

GENERAL RELEASE

In exchange for the promises, payments, benefits and other consideration set forth in the letter agreement between Citigroup Inc. and Michael S. Klein dated July 25, 2008 (the “Letter Agreement”), and to be provided following the Effective Date of this General Release (as defined below), and subject to the terms of the Letter Agreement and the execution (without revocation) and delivery of this General Release (as defined in the Letter Agreement):

1. (a) Michael Klein, on his own behalf and on behalf of his agents, assignees, attorneys, heirs, executors, and administrators (individually and collectively, “Executive”), hereby releases Citigroup Global Markets Inc. (the “Company”), Citigroup Inc., their respective predecessors, successors and assigns, and their current and former parents, affiliates, subsidiaries, divisions and joint ventures (individually and collectively, “Citigroup”); and all of their current and former officers, directors, employees, and agents, in their capacity as Citigroup representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of his employment with the Company (individually and collectively, “Claims”) that Executive may have by reason of any matter, cause, act, or omission. This release applies to Claims that Executive knows about and those Executive may not know about occurring at any time on or before the Effective Date of this General Release (as defined below).

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. Executive specifically understands that he is releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under the Citigroup Separation Pay Plan.

(d) In addition, Executive is waiving his right to pursue any Claims against Citigroup, the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

(e) Executive acknowledges that this General Release is intended to include, without limitation, all Claims known or unknown that Executive has or may have against Citigroup, the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, Executive expressly reserves and does not release pursuant to this General Release (and the definition of “Claims” will not include) (i) Executive's rights under the Letter Agreement, including his rights with respect to the enforcement of the Letter Agreement, including the right to receive the payments, equity and benefits specified in the Letter Agreement, (ii) Executive's rights to the vested benefits (including reimbursement of business expenses) he may have, if any, under any Company or Citigroup employee compensation and benefit plans and programs to the extent preserved pursuant to the Letter Agreement; (iii) any claim arising after the Effective Date of this General Release; (iv) any right to indemnification or insurance pursuant to paragraph 18 of the Letter Agreement; (v) any rights or claims Executive may have with respect to any brokerage, private bank or similar account maintained by him, or an immediate family member maintained, with the Company or the applicable Citigroup entity; (vi) any rights in respect of Executive’s investments or other interests in funds sponsored by the Company or any of the Citigroup entities; and (vii) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive, on the one hand, and Citigroup or any Releasee, on the other hand, are jointly liable.

2. Executive acknowledges that he has had at least 21 days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that he has been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that he fully understands all of the terms and conditions of this General Release, that he understands that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and he is entering into this General Release knowingly, voluntarily and of his own free will. Executive further understands that his failure to sign this General Release and return such signed General Release to Head, Human Resources, Citigroup Inc., 399 Park Avenue, New York, NY 10022 with a copy to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 by 5:00 pm on the 22nd day after the Termination Date will render him ineligible for the payments and benefits described herein and in the Agreement.

3. Executive understands that once he signs and returns this General Release to Head, Human Resources of Citigroup Inc. with a copy to the General Counsel of Citigroup Inc., he has 7 calendar days to revoke it. Executive may do so by delivering to Head, Human Resources, Citigroup Inc., 399 Park Avenue, New York, NY 10022 with a copy to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 written notice of his revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after  Executive signs and returns it to Head, Human Resources of Citigroup Inc. with a copy to the General Counsel of Citigroup Inc. (“Effective Date”); provided that Executive has not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ Michael S. Klein	July 25, 2008
Michael S. Klein	Date